July 1, 2013

The Guardian Insurance & Annuity Company, Inc.

Ladies and Gentlemen:

This letter sets forth the agreement (“ Agreement”) between The Guardian Insurance & Annuity Company, Inc. (“you” or the “Company”) and the undersigned (“we” or “Price Associates”) concerning certain administration services to be provided by you, with respect to the T. Rowe Price Equity Series, Inc., T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price International Series, Inc. (the “Fund” and collectively, the “Funds”).

1. The Fund. The Fund is a Maryland Corporation registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “Act”) as an open-end diversified management investment company. The Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

2. The Company. The Company is a Delaware insurance company. The Company issues variable annuity and/or variable life insurance contracts (the “Contracts”) supported by the separate accounts set forth on Exhibit A hereto (the “Separate Account”) which is registered with the SEC as a unit investment trust. The Company has entered into a participation agreement (the “Participation Agreement”) with the Fund pursuant to which the Company purchases shares of the Fund for the Separate Account supporting the Company’s Contracts.

3. Price Associates. Price Associates serves as the Fund’s investment adviser. Price Associates supervises and assists in the overall management of the Fund’s affairs under an Investment Management Agreement with the Fund, subject to the overall authority of the Fund’s Board of Directors in accordance with Maryland law. Under the Investment Management Agreement, Price Associates is compensated by the Fund for providing investment advisory and certain administrative services (either directly or through its affiliates).

4. Administrative Services. You have agreed to assist us and/or our affiliates, as we may request from time to time, with the provision of administrative services to the Fund, as they may relate to the investment in the Fund by the Separate Account. It is anticipated that such services may include (but shall not be limited to): the mailing of Fund reports, notices, proxies and proxy statements and other informational materials to holders of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Fund’s transfer agent; the maintenance of separate records for each holder of the Contracts reflecting shares purchased and redeemed and share balances; the preparation of various reports for submission to the Fund Directors; the provision of advice or guidance concerning the operation of the series of the Fund as funding vehicles for the Contracts; the provision of shareholder support services with respect to the Portfolios serving as funding vehicles for the Company’s Contracts; telephonic support for holders of Contracts with respect to inquiries about the Fund; and the provision of other administrative services as shall be mutually agreed upon from time to time. The Company agrees to work with Price Associates to deter or block excessive trading or market timing activity. At the request of Price Associates, the Company shall provide written certification that it or its agent continues to perform the services listed in this Section 4.

5. Payment for Administrative Services. Jn consideration of the services to be provided by you, we shall pay you on a monthly basis (“Payments”), from our assets, including our bona fide profits as investment adviser to the Fund, an amount equal to 15 basis points (0.15%) per annum of the average aggregate net asset value of shares of the Funds held by the Separate Account under the Participation Agreement. Further, this amount shall be increased to 25 basis points (0.25%) per annum of the average aggregate net asset value of shares of the Fund held by the Separate Accounts under the Participation Agreement, provided, however, that such increased Payments shall only be payable with respect to the Fund for each calendar month during which the aggregate dollar value of shares exceeds $250,000,000 at all times during that month. For purposes of computing the payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Funds held by the Separate Account over a monthly period shall be computed by totaling the Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment contemplated by this Paragraph 5 shall be calculated by Price Associates at the end of each calendar month and will be paid to the Company within 30 calendar days thereafter.

6. Nature of Payments. The parties to this Agreement recognize and agree that Price Associates’ Payments to the Company under this Agreement represent compensation for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which Price Associates is required to provide to owners of the Contracts pursuant to the terms thereof. You represent that you may legally receive the payments contemplated by this Agreement.

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7. Term. This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon 60-days written notice of its intent not to continue this agreement. Ibis Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company’s and the Separate Account’s investment in the Fund, or upon termination of the Participation Agreement.

8. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

If this Agreement is consistent with your understanding of the matters we discussed concerning your administration services. kindly sign below and return a signed copy to us.

Very truly yours,

T.Rowe Price Associates, Inc.

By:	/s/ Fran Pollack-Matz
Name:	Fran Pollack-Matz
Title:	Vice President

Acknowledged and Agreed to:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Douglas Dubitsky
Name:	Douglas Dubitsky
Title:	VP

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EXHIBIT A

List of Separate Accounts

Variable Annuity Account R,

established March 12, 2003

PAYMENT INSTRUCTIONS

Please provide the following information (complete both sections below relating to Payment by ACH and Payment by Check):

Check to indicate your preference for type of payment: By ACH __ By Check___

Payment by ACH:	Bank Name:
Bank Address:
Bank ABA#:
Account#:
Account Name:

Please Note: Payments less than $25 will be issued by check.

Payment by Check:

Attn:

Please provide the name, phone number and e-mail address of a person we may contact relating to such Payments:

Name:
Phone#:
E-mail:

[Complete the W-9 Form Attached]

The Tax ID Number provided will be used by T. Rowe Price for reporting payments

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AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company”), the T. Rowe Price Equity Series, Inc. T. Rowe Price Fixed Income Series, Inc., T. Rowe Price International Series, Inc. (collectively, the ‘·Fund’), and T. Rowe Price Investment Services, Inc. (the “Underwriter”), entered into a certain participation agreement dated July 1, 2013 (the “Participation Agreement’’), as may be amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of February 2, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively he “Accounts”), the Fund and the Underwriter (collectively, the “Parties”). Capitalized term not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts’) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act’’);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the t 940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the t 933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph 0) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW , THEREFO RE, in consideration of the mutual covenants herein contained, which consideration is full and complete , the Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a). Fund Documents. The Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI’’) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-l under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “ Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “ Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). The Fund and the Underwriter shall provide or make available the Summary_ Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’ s securities and the Variable Contracts.

(ii). The Fund and the Underwriter shall provide or make available the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting) but no later than 3 business days before the date each time that the Shareholder Reports and Portfolio Holdings are required to be posted by Rule 30e-3.

(c). Format of Fund Documents. The Fund and the Underwriter shall provide or make available the Fund Documents to the Company) (or its designee) in an electronic format that is suitable for website posting and in a fom1at, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance, the paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(I )(iii) of Rule 498A, so that the Fund Documents are publicly accessible free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Sun1mary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(l )(i) of Rule 498A.

(ii). The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(I)(ii) of Rule 498A.

(iii). Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

(f). Notice Fee. The Fund and/or the Underwriter shall bear the reasonably proportionate costs of preparing and mailing the notices of availability of the Shareholder Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3 through the payment of a Notice Fee to the Company.

i.	Amount of Fee. The Notice Fee shall be calculated as a pro-rata share based on the number of Contract Owners invested in the Fund.

ii.	Payment of Fee. The Fund and/or the Underwriter shall pay the Notice Fee to the Company within 30 business days after the end of the calendar quarter in which the required notices are sent.

iii.

Review and Renegotiation. From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Company ‘s incurred and anticipated costs of preparing and mailing the notices of availability of the Fund’ s Shareholder Reports to Contract Owners (pursuant to paragraph (c) of Rule 30e-3. The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party.

2.

Content of Fund Documents. The Fund and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(a). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a). At their reasonable expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(l ) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by either the Fund or the Underwriter.

(b). Alternatively, if requested by the Company in lieu thereof the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Fund.

4.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall use its best efforts to provide the Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), as soon as is reasonably practical after such information is available.

5.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a).	termination of the Participation Agreement; or

(b).	60 days written notice from any Party to the other Parties.

7.

Indemnification. Each Party specifically agrees to indemnify and hold harmless the other Party (and its officers, directors, and employees) from any and all liability, claim, loss , demand, damages, costs and expenses (including reasonable attorney’ s fees) arising from or in connection with any claim or action of any type whatsoever brought against a non-breaching Party (or its officers, directors, and employees) as a result of any failure or alleged failure by a Party to perform its duties and obligations in accordance with the terms of this Amendment or any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

THE GUARDIAN INSURANCE & ANNUITY COMPANY.INC., on behalf of itself and each Separate Account

By:	/s/ N. Ethirveerasingam
Print Name: N. Ethirveerasingam
Title: 2nd Vice President

The Fund:

T. ROWE PRICE EQUITY SERIES, INC., T. ROWE PRICE FIXED INCOME SERIES, INC.,

T. ROWE PRICE INTERNATIONAL SERIES, INC.

By:	/s/ Fran Pollack-Matz
Print Name: Fran Pollack-Matz
Title: Vice President

The Underwriter:

T. Rowe Price Investment Services, Inc.

By:	/s/ William Presley
Print Name: William Presley
Title: Vice President